UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 2, 2012

NAVISTAR INTERNATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-9618	36-3359573
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

2701 Navistar Drive Lisle, Illinois	60532
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (331) 332-5000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05	COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES

On August 2, 2012, Navistar International Corporation (the “Company”) communicated to employees that it is taking actions to control spending across the Company with targeted reductions of certain costs. In addition to the expected integration synergies resulting from its ongoing efforts to consolidate its truck and engine engineering operations, as well as the relocation of its world headquarters, the Company is focusing on continued reductions in the amount of discretionary spending, including but not limited to reductions from efficiencies, or prioritizing or eliminating certain programs or projects.

The Company also announced that it is offering the majority of its U.S.-based non-represented salaried employees the opportunity to apply for a voluntary separation program (“VSP”). Employees who apply and are accepted in the VSP will receive enhanced exit benefits. We currently do not know how many, if any, of the eligible participants will choose to participate in the VSP nor how many will be accepted. We therefore are unable to determine the one-time costs, if any, associated with this VSP or the potential ongoing annual savings, if any, that may result from the potential reduction in personnel.

The Company further announced that, along with the employees that choose to participate in the VSP, it will use attrition and, if necessary, an involuntary reduction in force to eliminate additional positions in order to meet its targeted reductions goal. Severance benefits of various amounts, depending on the pay grade and length of service of the affected employees, would be payable under the reduction in force. We currently do not know how many involuntary position reductions will occur, if any, and we therefore are unable to determine the one-time costs, if any, associated with this potential reduction in personnel, or the potential ongoing annual savings, if any, that may result from the reduction in personnel.

The Company expects to complete the VSP and/or any involuntary reduction in force in the fourth quarter of 2012 and will provide an estimate of the amount or range of charges expected to be incurred once a good faith determination can be made.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAVISTAR INTERNATIONAL CORPORATION (Registrant)

By:	/s/ Andrew J. Cederoth
Name:	Andrew J. Cederoth
Title:	Executive Vice President and
Chief Financial Officer

Dated: August 8, 2012